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                                                                    Exhibit 23.3

                            INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement of Pomeroy Computer Resources, Inc.
(the "Company") on Form S-3 of our report dated February 26, 1996, included in the Company's Current Report on Form 8-K dated March 28, 1996, as amended by the Company's Current Report on Form 8-K/A dated May 13, 1996, with respect to the financial statements of The Computer Supply Store, Inc., for the year ended December 31, 1995, incorporated by reference in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

\s\ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Des Moines, Iowa
February 6, 1997






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